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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-1(c))

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                     TO RULE 13d-1(c) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)(1)

         Spherion Corporation (formerly known as Interim Services Inc.)
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                   848420 10 5
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                                 (CUSIP Number)

                                Lisa G. Iglesias
                       Vice President and General Counsel
                             2050 Spectrum Boulevard
                       Fort Lauderdale, Florida 33309-3008
                                 (954) 938-7600
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 12, 2001
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             (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]       Rule 13d-1(b)
        [X]       Rule 13d-1(c)
        [ ]       Rule 13d-1(d)



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         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

             The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP NO. 848420 10 5                       13G                PAGE 2 OF 5 PAGES

     (1)       NAMES OF REPORTING PERSON

               Guy W. Millner
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     (2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)    [ x ]
                                                                    (b)    [   ]

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     (3)       SEC USE ONLY

               -----------------------------------------------------------------

               -----------------------------------------------------------------

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     (4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                                             USA
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            NUMBER OF               (5)   SOLE VOTING POWER
              SHARES                      5,970,796.4
           BENEFICIALLY             --------------------------------------------
             OWNED BY               (6)   SHARED VOTING POWER
               EACH                       0
            REPORTING               --------------------------------------------
           PERSON WITH              (7)   SOLE DISPOSITIVE POWER
                                          5,789,546.4
                                    --------------------------------------------
                                    (8)   SHARED DISPOSITIVE POWER
                                          181,250(1)
                                    --------------------------------------------
     (9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   5,970,796.4
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    (10)       CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                     [    ]

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    (11)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    [9.7%]
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    (12)       TYPE OF REPORTING PERSON

                                     IN
               -----------------------------------------------------------------

(1) 181,250 shares are subject to a prepaid forward agreement



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CUSIP NO 848420 10 5                        13G                PAGE 3 of 5 PAGES

ITEM 1(a).   NAME OF ISSUER:

             Spherion Corporation (formerly known as Interim Services Inc.), a Delaware corporation

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             2050 Spectrum Boulevard
             Ft. Lauderdale, Florida 33309

ITEM 2(a).   NAME OF PERSON FILING:

             Guy W. Millner

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             3108 Piedmont Road NE, Suite 105
             Atlanta, GA 30305

ITEM 2(c).   CITIZENSHIP:

             USA

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $0.01

ITEM 2(e).   CUSIP NUMBER:

             848420 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS A:

             NOT APPLICABLE

             (a) [ ] Broker or Dealer registered under Section 15 of the Exchange Act.
             (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
             (d) [ ] Investment company registered under Section 9 of the Investment Company Act.
             (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);
             (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);


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CUSIP NO. 848420 10 5                       13G                PAGE 4 OF 5 PAGES

             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             Reference is made to Numbers 5-11 on page 2 of this Schedule 13G.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             (a) Guy W. Millner, (b) Millner Preferred, LLC, (c) M.I. Holdings, Inc.

             5,970,796.4 shares are held directly by Mr. Millner, Millner Preferred, LLC or M.I. Holdings, Inc. The beneficial ownership of all such shares may be attributed to Guy W. Millner.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable

ITEM 10.     CERTIFICATIONS.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO.  848420 10 5                      13G                PAGE 5 OF 5 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 Date:  January 29, 2001


                                                 By:  /s/ Guy W. Millner
                                                      --------------------------
                                                 Name:  Guy W. Millner




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